Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Chaparral Energy, Inc. (“Chaparral”), for the year ending December 31, 2018. We hereby further consent to (i) the use of the oil and gas reserve information in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2018, based on the reserve report dated January 4, 2019, prepared by Cawley, Gillespie & Associates, Inc. and (ii) inclusion of our summary report dated January 4, 2019 included in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2018 filed on March 14, 2019 as Exhibit 99.1.

We hereby further consent to the incorporation by reference in the Registration Statement of Chaparral Energy, Inc. on Form S-8 (to be filed with the Securities and Exchange Commission on or about December 26, 2019), as same may be amended from time to time, of such information.

/s/ W. Todd Brooker
W. Todd Brooker, P.E. President
Cawley, Gillespie & Associates, Inc.
Petroleum Consultants

Austin, Texas
December 26, 2019